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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121263


                PRICING SUPPLEMENT NO. 1657 DATED 1 DECEMBER 2006

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$96,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015,
    CURRENTLY TOTALING A$3,116,838,000 (A$3,009,338,000-INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website.

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1.  (i)   Issuer:                           Queensland Treasury Corporation

    (ii)  Guarantor:                        The Treasurer on behalf of the Government of
                                            Queensland

2.  Benchmark line:                         2015
                                            (to be consolidated and form a single series
                                            with QTC 6% Global A$ Bonds due 14 October,
                                            2015, ISIN US748305BE82)

3.  Specific Currency or Currencies:        AUD ("A$")

4.  (i)   Issue price:                      102.304%

    (ii)  Dealers' fees and commissions     No fee or commission is payable in respect of
          paid by Issuer:                   the issue of the bond(s) described in this
                                            Pricing Supplement. Instead, QTC pays fees and
                                            commissions in accordance with the procedure
                                            described in the QTC Offshore and Onshore
                                            Fixed Interest Distribution Group Operational
                                            Guidelines.
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5.  Specified Denominations:                A$1,000

6.  (i)   Issue Date:                       6 December 2006

    (ii)  Record Date (date on and from     6 April/6 October. Security will be
          which security is Ex-interest):   ex-interest on and from 7 April/7 October

    (iii) Interest Payment Dates:           14 April/14 October

7.  Maturity Date:                          14 October 2015

8.  Interest Basis:                         6 per cent Fixed Rate

9.  Redemption/Payment Basis:               Redemption at par

10. Change of Interest Basis or             Not Applicable
    Redemption/Payment Basis:

11. (i)   Status of the Bonds:              Senior and rank pari passu with other senior,
                                            unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:          Senior and ranks pari passu with all its other
                                            unsecured obligations

12. Method of distribution:                 Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:              6 percent per annum payable semi-annually in
                                            arrears

    (ii)  Interest Payment Date(s):         14 April and 14 October in each year up to and
                                            including the Maturity Date

    (iii) Fixed Coupon Amount(s):           A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):            Not Applicable

    (v)   Other terms relating to the       None
          method of calculating interest
          for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION
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14. Final Redemption Amount:                A$1,000 per bond of A$1,000 Specified
                                            Denomination

15. Early Redemption Amount(s) payable on   Not Applicable
    redemption for taxation reasons or on
    event of default and/or the method of
    calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                          Permanent Global Note not exchangeable for
                                            Definitive Bonds

17. Additional Financial Centre(s) or       Not Applicable
    other special provisions relating to
    Payment Dates:

18. Talons for future Coupons or Receipts   No
    to be attached to Definitive Bonds
    (and dates on which such Talons
    mature):

19. Other terms or special conditions:      Not Applicable

                                  DISTRIBUTION

20. (i)   If syndicated, names and          Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:         1 December 2006 (the "Trade Date")

    (iii) Stabilizing Manager(s)            Not Applicable
          (if any):

21. If non-syndicated, name and address     The Toronto Dominion Bank
    of relevant Dealer:                     Level 24
                                            6 Castlereagh Street
                                            Sydney NSW 2000

22. Whether TEFRA D or TEFRA C rules        TEFRA Not Applicable
    applicable or TEFRA rules not
    applicable:

23. Additional selling restrictions:        Not Applicable
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LISTING APPLICATION

     This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

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1.    LISTING

(i)   Listing:                            Bourse de Luxembourg.

(ii)  Admission to trading:               Application has been made for the bonds to
                                          be admitted to trading on the regulated
                                          market of the Bourse de Luxembourg with
                                          effect from the Issue Date.

2.    RATINGS

      Ratings:                            The bonds to be issued have been rated:

                                          S&P:     AAA
                                          Moody's: Aaa

                                          An obligation rated 'AAA' by S&P has the
                                          highest credit rating assigned by Standard &
                                          Poor's. The obligor's capacity to meet its
                                          financial commitment on the obligation is
                                          extremely strong.

                                          Obligations rated Aaa by Moody's are judged
                                          to be of the highest quality with minimal
                                          credit risk.

                                          A credit rating is not a recommendation to
                                          buy, sell or hold securities and may be
                                          revised or withdrawn by the rating agency at
                                          any time. Each rating should be evaluated
                                          independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved
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in the issue of the bonds has an interest material to the offer.

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4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:              See "Use of Proceeds" section in the
                                          prospectus supplement.

(ii)  Estimated net proceeds:             Not Applicable.

(iii) Estimated total expenses:           Not Applicable.

5.    YIELD

      Indication of yield:                5.79%

                                          Calculated as 7 basis points less than the
                                          yield on the equivalent A$ Domestic Bond
                                          issued by the Issuer under its Domestic A$
                                          Bond Facility on the Trade Date.

                                          The yield is calculated on the Trade Date on
                                          the basis of the Issue Price. It is not an
                                          indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                          US748305BE82

(ii)  Common Code:                        017598066

(iii) CUSIP Code:                         748305BE8

(iv)  Any clearing system(s) other than   Not Applicable
      Depositary Trust Company,
      Euroclear Bank S.A./N.V. and
      Clearstream Banking, societe
      anonyme and the relevant
      identification number(s):

(v)   Delivery:                           Delivery free of payment

(vi)  Names and addresses of additional   Not Applicable
      Paying Agent(s) (if any):
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